Exhibit 99.1

FOR IMMEDIATE RELEASE

May 12, 2006

Citizens Bancshares Corporation Announces 48 Percent Increase in First Quarter Net Earnings

ATLANTA, May 12, 2006 /PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), announced today that its 2006 first quarter net income increased by 48 percent to $680,000 compared to $460,000 a year earlier. Net income per diluted share for the first quarter of 2006 increased 45 percent to $0.32 compared to $0.22 for the same period last year. James E. Young, President and CEO, stated that the Company is benefiting from its strategy started last year to reduce overhead cost and improve efficiency throughout its branch network.

Last year, the Company consolidated and closed two branches, and reduced its average full-time employee base. During the first quarter of 2006, the Company had an average of 145 full-time employees compared to an average of 161 full-time employees during the same period last year. These and other cost reduction measures have resulted in a reduction of $233,000 or 6 percent in overhead cost as compared to the first quarter of 2005. Mr. Young indicated that it was important for the Company to take these steps to combat the increasing pressures on its net interest margin brought about by the continuing rise in interest rates and the flat yield curve. The Company’s total interest income increased by $444,000 or 9 percent during the first quarter of 2006 which was offset by a $515,000 or 44 percent increase in total interest expense. Total revenues increased by $484,000 or 8 percent during the first quarter of 2006 compared to the first quarter of 2005.

Total assets in the first quarter of 2006 increased by $5,863,000 to $334,444,000 compared to $328,581,000 at December 31, 2005. The increase is attributed to a $4,847,000 net increase in earning assets during the first quarter of 2006 funded by a $13,472,000 increase in total deposits. The Company used the excess liquidity provided by the growth in deposits to reduce its Federal Home Loan Bank borrowings by $8.1 million during the first quarter of 2006 to reduce its interest rate risk.

The Company improved its credit quality during the first three months of 2006. Nonperforming assets declined $657,000 to $4,056,000 for the three-month period ended March 31, 2006. At March 31, 2006, $1,869,000 of the $4,056,000 in nonperforming assets are guaranteed by the U.S. Small Business Administration. As a percent of total assets, nonperforming assets were 1.21 percent at March 31, 2006 compared to 1.43 percent at December 31, 2005. For the first quarter of 2006, the provision for loan losses was $30,000 compared to $105,000 for the same period in 2005, representing a decline of 71 percent. The allowance for loan losses was $3.3 million for the first quarter of 2006 and at December 31, 2005. At March 31, 2006, the allowance for loan losses was 81 percent of the nonperforming assets compared to 71 percent at December 31, 2005. At March 31, 2006, the Company considered its allowance for loan losses to be adequate.

The Company’s capital position remains strong at March 31, 2006 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

Citizens Bancshares Corporation is the parent company of Citizens Trust Bank (CTB). CTB has assets of more than $334 million and eight offices throughout metropolitan Atlanta and Columbus, Georgia, a branch in Birmingham, and Eutaw, Alabama.  As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality banking products and services. Since 1921, the Bank has continued to fulfill its mission to promote financial stability and business development, stress the principles of thrift, and make home ownership a reality. Today, CTB remains dedicated to neighborhood and small business growth, development and advancement through community reinvestment. Citizens Bancshares Corporation, offers its common stock over-the-counter to the public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

J. Todd Atenhan or James R. Kautz, Investor Relations

(888) 917-5109

SOURCE: Citizens Bancshares Corporation